Exhibit 35.3

EXHIBIT 35.3

SERVICER COMPLIANCE STATEMENT

Bank of America, National Association (USA)

BA Credit Card Trust

The undersigned, a duly authorized officer of Bank of America, National Association (USA) (the “Bank”), as Subservicer (the “Subservicer”) pursuant to the Delegation of Servicing Agreement dated as of May 10, 2006 (as amended from time to time, the “Agreement”) by and between FIA Card Services, National Association (formerly known as MBNA America Bank, National Association) and the Bank, does hereby certify that:

1.	The Bank is Subservicer under the Agreement.

2.	A review of the Subservicer’s activities during the period from and including May 10, 2006 through and including June 30, 2006 and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Bank has fulfilled all of its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of September 2006.

By:	/s/ Greg W. Hobby
Name:	Greg Hobby
Title:	Senior Vice President